UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Rurban Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On April 29, 2011, the Company sent the following letter to our shareholders:

April 29, 2011

[name]
[address]
[city], [state] [zip]

Dear [name],

As you might be aware, if you have reviewed your proxy statement, Rurban Financial Corp. (“Rurban”) is asking for shareholder approval at the Annual Meeting on May 5, 2011 of an amendment to our Articles of Incorporation to authorize the potential issuance of preferred shares.  This approval is required due to the fact that our current Articles of Incorporation only allow for the issuance of common shares.  If approved by shareholders, the authorization to issue preferred shares would give the company significant flexibility to take advantage of market conditions and other opportunities in order to manage and improve our capital structure in the future.

In the near term, Rurban wishes to issue preferred shares to the U.S. Treasury in order to participate in the Small Business Lending Fund (“SBLF”).  The SBLF was established by Congress last year to encourage Community Banks to expand lending to qualified small business clients.  The SBLF is a distinct and separate program from TARP, and participants in the SBLF will not be treated as TARP participants.

The Board of Directors and Management of Rurban believe that participation in the SBLF is in the best interests of the company and all of its shareholders.  Participation in the SBLF would enable Rurban to raise additional capital in a quick and cost-effective manner and on terms that we believe are favorable.  This additional capital will not only further strengthen our capital position, but will also enable us to increase our lending to small businesses throughout our markets.

The Board of Directors and Management of Rurban recommend that you vote ”FOR” the adoption and approval of the proposed amendment to our Articles of Incorporation to authorize the company to issue preferred shares (Proposal 3).

Your vote is very important.  I encourage you to spend some time reading the proxy statement and promptly voting your shares with respect to all of the proposals to be considered at the Annual Meeting.

Please do not hesitate to call me with any questions.  I can be reached at 419-785-3663.

Sincerely,

RURBAN FINANCIAL CORP.

Anthony V. Cosentino
EVP, Chief Financial Officer